Exhibit 99.1

Biostage Announces Agreement to Conduct $3.1 Million Private Placement at Market

– Strategic investor provides opportunity through future rights offering for additional gross proceeds up to $14 million –

– Total proceeds will enable the Company to advance first-in-human clinical study for Cellspan™ Esophageal Implants program –

– Agreement lays foundation for funding through the end of 2018 –

Holliston, MA, June 27, 2017 – Biostage, Inc. (Nasdaq: BSTG), ("Biostage" or the "Company"), a biotechnology company developing bioengineered organ implants to treat cancers and other life-threatening conditions of the esophagus, bronchus and trachea, announced today the entry into a binding Memorandum of Understanding (the “MOU”) with First Pecos, LLC (“Pecos”) for the private placement of 9,700,000 shares of the Company’s common stock at a purchase price of $0.315 per share, being the closing price of the Company’s common stock on the trading day prior to the execution of the MOU, and warrants to purchase 9,700,000 shares of the Company’s common stock, for gross proceeds of approximately $3.1 million. The Warrants will have an exercise price of $0.315 per share. In addition, under the terms of the MOU, Pecos has agreed to act as a backstopping party with respect to two pro rata rights offerings that the Company may elect to conduct within two years following the closing of the private placement, for gross proceeds of up to $14.0 million.

Jim McGorry, CEO of Biostage stated, “We are delighted with the opportunity to extend Biostage’s horizon with a key investment from a long-term strategic investor. This funding is instrumental as it gives the Company a clear bridge to clinical data. This agreement also helps us remove a financial overhang and provides an opportunity for our shareholders to participate in future offerings while minimizing dilution. This path forward will give the company a feasible financing plan into late 2018.”

Saverio La Francesca, M.D., Biostage’s President and Chief Medical Officer, commented, “First Pecos has been a Biostage investor for the past three years. Through many interactions over the course of this period, I have been impressed by their interest in and understanding of our technology, and importantly, their belief in the potential Biostage has to provide an important solution to the unserved patient population we are aiming to address. Their long-term commitment to Biostage, by helping us advance our technology to the clinic, is clearly demonstrated by this MOU.”

The proceeds of the private placement will be used toward the advancement of the Company’s development programs, including the Cellspan™ Esophageal Implant, as well as the filing of the Company’s Investigational New Drug (“IND”) application with the U.S. Food and Drug Administration (“FDA”) and the Company’s pivot to a clinical-stage company with the commencement of its first-in-human clinical trials in the fourth quarter of 2017.

To the extent the transaction would result in Pecos and its affiliates owning more than 19.9% of the Company’s common stock at the time of closing, they will instead receive shares of a new class of convertible preferred stock, which will automatically convert into shares of common stock upon approval of the Company’s stockholders. Such approval will be sought at the Company’s next annual meeting of stockholders. Until conversion, the convertible preferred stock will have a cumulative annual dividend of 15%. Similarly, to the extent exercise of the warrants would result in Pecos and its affiliates owning more than 19.9% of the Company’s common stock at the time of exercise, the warrants will instead be exercisable into shares of the new class of preferred stock.

Biostage has agreed to grant board representation and nomination rights to Pecos, which will be proportional (rounded up or down to the nearest whole number) to the percentage of the Company’s common stock owned by Pecos and its affiliates.

The private placement is conditioned on satisfaction of customary closing conditions and on the Company terminating its Shareholder Rights Plan, and must be consummated on or prior to August 15, 2017. The definitive agreements relating to the private placement will include customary representations, warranties and covenants. The Company agreed to file a resale registration statement promptly after the closing of the private placement to register the resale of the shares of common stock issuable in the private placement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Cellspan™ Esophageal Implants

Cellspan Esophaeal Implants utilize the Company's proprietary Cellframe technology and may offer improved outcomes for patients by potentially simplifying surgical techniques to reduce post-operative complications and improve quality of life, by prompting regeneration of the patient's own esophagus. Cellspan implants are intended to offer numerous advantages over standard surgical resection including: eliminating the use of the stomach or intestine to create a mock esophagus, reduced complications and improved post-surgical morbidity.

About Biostage

Biostage is a biotechnology company developing bioengineered organ implants based on the Company's new Cellframe™ technology which combines a proprietary biocompatible scaffold with a patient's own stem cells to create Cellspan organ implants. Cellspan implants are being developed to treat life-threatening conditions of the esophagus, bronchus or trachea with the hope of dramatically improving the treatment paradigm for patients. Based on its preclinical data, Biostage has selected life-threatening conditions of the esophagus as the initial clinical application of its technology.

Cellspan implants are currently being advanced and tested in collaborative preclinical studies. Preclinical, large-animal safety studies, conducted in compliance with the FDA Good Laboratory Practice ("GLP") regulations, for the Company's Cellspan Esophageal Implant product candidate are ongoing, in support of Biostage's goal of filing an Investigational New Drug application ("IND") with the U.S. FDA in the third quarter of 2017. Upon IND approval, the Company plans to initiate its first-in-human clinical trials for its esophageal implant product candidate by the end of 2017.

For more information, please visit www.biostage.com and connect with the Company on Twitter and LinkedIn.

Forward-Looking Statements:

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, statements relating to the private placement, any rights offerings, development expectations and regulatory approval of any of our products, including those utilizing our Cellframe technology, by the U.S. Food and Drug Administration, the European Medicines Agency or otherwise, which closings, offerings, expectations or approvals may not be achieved or obtained on a timely basis or at all; or success with respect to any collaborations, clinical trials and other development and commercialization efforts of our products, including those utilizing our Cellframe technology, which such success may not be achieved or obtained on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, our ability to obtain and maintain regulatory approval for our products and our ability to complete the private placement on a timely basis or at all; plus other factors described under the heading "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 or described in our other public filings. Our results may also be affected by factors of which we are not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Biostage expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Investor Relations Contacts:
Tom McNaughton	Jenene Thomas
Chief Financial Officer	Jenene Thomas Communications LLC
774-233-7321	(908) 938-1475
tmcnaughton@biostage.com	jtc@jenenethomascommunications.com

Media Contacts:

David Schull or Maggie Beller

Russo Partners LLC

212-845-4271 or 646-942-5631

Email: Maggie.beller@russopartnersllc.com